Exhibit 21.1

Uranium Royalty Corp.

List of Subsidiaries as of July 28, 2026

Name of Subsidiary	Jurisdiction of Incorporation
Aggie Grazing Block LLC	Delaware
Aggie Grazing Fund LP	Delaware
Aggie Grazing LLC	Delaware
Cougar Utah Block LLC	Delaware
Cougar Utah Fund LP	Delaware
Cougar Utah LLC	Delaware
Green River Management Holdings LLC	Delaware
Reserve Minerals, LLC	Delaware
Spur HoldCo LLC	Delaware
Sweetwater Management LLC	Delaware
Sweetwater Royalties LLC	Delaware
Sweetwater Surface LLC	Delaware
Sweetwater Trona Block LLC	Delaware
Sweetwater Trona Fund LP	Delaware
Sweetwater Trona HoldCo LLC	Delaware
Sweetwater Trona OpCo LLC	Delaware
Uinta Development Company	Delaware
Uranium Royalty (USA) Corp.	Delaware
Uranium Royalty Corp. (Canada)	Canada
UROY CallCo ULC	British Columbia
UROY ExchangeCo Ltd.	British Columbia